Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File Nos. 333-205471, 333-205469, 333-189002, 333-183491, 333-176111, 333-176110 and 333-173208) on Form S 8 and Registration Statements (File Nos. 333-211939, 333-211937, 333-211936, 333-201535 and 333-171998) on Form S 3 of our report dated March 11, 2015 relating to our audit of the consolidated financial statements of InVivo Therapeutics Holdings Corp. for the year ended December 31, 2014 which appears in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

March 10, 2017